Press Release

DocuPort Reaches Agreement for Line of Credit

FAIRFIELD, N.J.--(BUSINESS WIRE)--May 22, 2001--DocuPort Inc. (OTC BB: DCPT or DCPTE) announced today that it has entered into an agreement with one of its international distributors for a secured, restricted use credit facility. "We find it very encouraging that this distributor has such a high level of confidence in the potential of our products that they have come forward with this funding which will assist us in moving to the launch of commercial production," commented Norman Docteroff, DocuPort's resident.

DocuPort's first two products will be the DocuPort Chameleon(TM) and the DocuPen(TM). The DocuPort Chameleon(TM) is a 2 lb. portable device able to print, copy, scan and fax. DocuPort's management believes that it can become a leading product in the rapidly expanding portable imaging and Portable Digital Assistants market. The DocuPen(TM) is an 8 1/2 by 1/2-inch pen-shaped, full-page scanner. The DocuPen will make an image of anything, whether text, script, graphics, or images, for later downloading to a desktop or laptop computer for further file management or OCR processing.

Drawdowns on the credit facility are conditioned on submission of written requests and the lender's approval of the use of the funds. In connection with the credit facility, DocuPort granted the lender a security interest in substantially all of its assets and DocuPort's controlling shareholders entered into an agreement for the election of two members of the Board of Directors designated by the lender as well as an agreed upon independent Director. The lender also received warrants and a right of first negotiation relating to the distributorship for DocuPort's products in continental Europe.

In other news, DocuPort announced the resignation of two members of its Board of Directors, Madan Singh and Melvin Yablon. Dr. Sagun Tuli was elected to the Board in March. It is expected that the three additional Directors will join the Board shortly.

DocuPort also announced that it is actively working on completing its 10K annual report for the year 2000 and its 10Q quarterly report for the first quarter of 2001. However, as a result of these reports not having been filed, DocuPort understands that its Common Stock will be delisted from trading on the OTC Bulletin Board today. DocuPort is working to arrange to list its Common Stock on the "Pink Sheets" and anticipates applying to relist its Common Stock on the OTC Bulletin Board as soon as the 10K annual report and 10Q quarterly report are filed.

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About DocuPort, Inc.

DocuPort is headquartered in Fairfield, New Jersey; DocuPort is positioned to become a leading provider and manufacturer of portable imaging devices. The Company's website is located at http://www.docuport.com. DocuPort is featured at www.thestockadvisor.com.

Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in the Company's filings with the Securities and Exchange Commission. It is important to note that the Company has not yet received any advances under the credit facility, that there are conditions to the release of the funds, and that the new members have not yet joined the Board of Directors. Actual results could differ materially from any such forward-looking statements and may vary from management's expectations and cannot be guaranteed.

For further information contact: Norman Docteroff; 973-882-3177; DocuPort, Inc., 12 Spielman Road, Fairfield, NJ 07004.


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